CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A of The Pillar Funds (the "Registration Statement") of our report dated November 25, 1997, relating to the financial statements and financial highlights of High Yield Bond Portfolio (a separately managed portfolio of SEI Institutional Managed Trust, hereafter referred to as the "Trust") appearing in the September 30, 1997 Annual Report to Shareholders of the Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Experts" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP


Philadelphia, PA
August 27, 1998